NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN’S 2010 ANNUAL MEETING OF STOCKHOLDERS

NEW YORK, NEW YORK (May 11, 2010) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) will hold its 2010 Annual Meeting of Stockholders today.  Frederick M. Danziger, Griffin’s President and Chief Executive Officer, will update stockholders at the Annual Meeting on Griffin’s current activities.  Mr. Danziger will state that sales at Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), are off to a very good start this year, as dollar sales through April from Imperial’s Connecticut farm are up approximately 20% over sales from that farm through April of last year and unit sales are up an even greater percentage over the comparable period last year.  Mr. Danziger will attribute Imperial’s sales to good weather in March and April and low prices.  Mr. Danziger will report that sales by Imperial to its garden center customer segment have been strong, but that Imperial’s early season sales to its rewholesale customer segment, whose ultimate customers are builders and landscapers, have been weak.  Despite the good early season sales, Mr. Danziger will report that Imperial expects to incur an operating loss this year due to low margins from price discounting and the Connecticut farm now bearing all of Imperial’s overhead as a result of the closure of Imperial’s Florida farm last year.  Mr. Danziger will also state that despite the expected operating loss, Imperial is expected to be cash flow positive this year because of an expected reduction of its inventory level and the rent it is receiving from the lease of its Florida farm.

Mr. Danziger will then discuss Griffin’s real estate business, Griffin Land.  Mr. Danziger will state that the emphasis this year is on leasing Griffin Land’s existing vacant space in both the industrial and office sectors and seeking industrial/warehouse build-to-suit projects.  Mr. Danziger will report that thus far this year, Griffin Land has signed leases for approximately 65,000 square feet of previously vacant office space that will start to generate income and cash flow later this year.  Mr. Danziger will also report that although there have been inquiries for some of Griffin Land’s vacant space in its industrial buildings, there has not been any new leasing of industrial space thus far this year.  Mr. Danziger will then report that Griffin Land is currently in discussions to renew leases covering a majority of the 165,000 square feet of industrial space that are scheduled to expire during the balance of this year.  Mr. Danziger will state that thus far this year, Griffin Land’s experience seems better than the Boston Federal Reserve Beige Book would suggest, which reports an overall increase in the first quarter of 1.2 million square feet of vacant industrial space in the Hartford area.  Mr. Danziger will state that currently, Griffin Land seeks to fill its vacancies, the great majority of which are in unmortgaged buildings, but over the long-term, Griffin Land expects to continue its development activities in the north Hartford area.

Mr. Danziger will also state that, as previously reported, Griffin Land closed on the purchases of an industrial building and undeveloped land in the Lehigh Valley of Pennsylvania, providing a very favorable start for expansion of Griffin Land’s industrial properties business into new markets within driving distance of Hartford and New York.  Mr. Danziger will report that Griffin Land anticipates starting to build on its Lehigh Valley land when the Company sees market improvement or if Griffin Land is able to secure a tenant for a build-to-suit facility.

Mr. Danziger will report that the weak housing market has negatively impacted land sales of residential property, and that Griffin Land continues to pursue approval for its Meadowood residential development, although any transaction regarding that development is probably a couple of years down the road.  Mr. Danziger will state that Griffin Land remains optimistic of finding additional attractively priced industrial land and/or buildings outside of the Hartford market for acquisition.  Although Griffin has studied a number of properties, there does not appear to be an acquisition likely to be made in the near term.  Mr. Danziger will state that he expects that expansions outside of the Hartford market will play a significant role in the Company’s growth while the Company continues to develop the properties it currently owns in the Hartford area.

Griffin operates its real estate and landscape nursery businesses, and also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to the state of the real estate market, the leasing of vacant space in the real estate business, the development of Meadowood, the acquisition of undeveloped land and/or buildings in the real estate business, the improvement in the operating results of Imperial and other factors described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 28, 2009. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.